Exhibit 99.1

Cipherloc Reports Second Quarter Results, Reduces Operating Expenses

Arlington, VA – May 15, 2020 – Cipherloc Corporation (OTCQB:CLOK) (the “Company”), a developer of advanced encryption technology, announced financial and corporate results for the second quarter ended March 31, 2020.

“While the first quarter generated significant progress on our broader strategic plan, the onset of the COVID-19 pandemic in the US during March caused Cipherloc to respond quickly with adjustments refocusing all development efforts on our commercial platform,” said Ryan Polk, Chief Financial Officer. “We completed the March 31, 2020 quarter with $3.5 million in cash, and believe the restructuring announced on March 31, 2020 will conserve cash sufficient to fund future operations for at least the next 12 months.”

Milton Mattox, the Chief Operating Officer, added, “We are focused on the engineering and development tasks needed to guide Cipherloc’s technology through the current phase of critical testing. We continue to engage with a number of companies in our sales pipeline and look forward to progressing through the process with them.”

Second Quarter 2020 Financial Results

Net revenues for the quarter ended March 31, 2020, were $11,733 as compared to $0 for the quarter ended March 31, 2019. Revenue reflects Cipherloc’s status as a development stage data security solutions company. The Company is currently engaged with a number of parties in its sales pipeline, with a goal of generating future revenue growth.

General and administrative expenses were $1.98 million for the three months ended March 31, 2020 as compared to $505,807 for the three months ended March 31, 2019. General and administrative expenses for the three months ended March 31, 2020 reflect an increase in legal expense of $650,000 as a result of pending litigation, an increase in impairment loss on the ROU assets of $447,025 and an increase in headcount related expenses of $230,000. Selling and marketing expenses were $331,359 for the quarter ended March 31, 2020 as compared to $434,800 for the quarter ended March 31, 2019, reflecting lower consultant fees of $297,000 offset by an increase in headcount related expenses of $161,000. Research and developments costs were $772,577 for the three months ended March 31, 2020 as compared to $479,677 for the three months ended March 31, 2019.

On March 31, 2020, the Company announced a restructuring and operating expense reduction program designed to significantly reduce operating expenses in the third quarter ending June 30, 2020, and onwards. As a result of the restructuring program, Cipherloc expects that its cash position will be sufficient to fund future operations for at least the next 12 months.

At March 31, 2020, the Company had cash of $3.47 million. The Company received loan proceeds of $365,430 on April 22, 2020 pursuant to the “Paycheck Protection Program” created under Section 1102 of the Coronavirus Aid, Relief and Economic Security Act.

About Cipherloc Corporation (OTCQB: CLOK)

Cipherloc Corporation provides advanced technology and expertise to secure your data and safeguard your privacy with the speed you need today and the agility you’ll need tomorrow. Our patented polymorphic encryption technology provides a layer of security that is stronger, adaptable, and scalable across a variety of applications and systems. Learn more at www.quantanova.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

Cipherloc Investor Contact:

Matt Kreps

Darrow Associates, Investor Relations

214-597-8200

mkreps@darrowir.com

CIPHERLOC CORPORATION AND SUBSIDIARIES

BALANCE SHEETS

(UNAUDITED)

	March 31, 2020	September 30, 2019
ASSETS
Current assets
Cash	$3,469,849	$7,839,472
Prepaid expenses	55,328	121,371
Total current assets	3,525,177	7,760,843

Other assets	109,796	7,566
Operating lease ROU asset	477,105	—
Fixed assets, net	56,853	40,182
Total assets	$4,168,931	$8,008,591

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,079,953	$650,681
Accrued compensation	184,392	142,293
Operating lease liability	180,889	—
Deferred revenue	22,917	28,400
Total current liabilities	1,468,151	821,374

Operating lease liability – long-term portion	749,051	—
Total liabilities	2,217,202	821,374

Commitments and contingencies

Series A convertible preferred stock, $0.01 par value, 1,000,000 shares authorized; 1,000,000 shares issued and outstanding as of March 31, 2020 and September 30, 2019	10,000	10,000
Common stock, $0.01 par value, 681,000,000 shares authorized; 40,642,953 and 40,792,510 shares issued and outstanding as of March 31, 2020 and September 30, 2019, respectively	407,925	407,925
Treasury stock, at cost 149,557 shares	(150,000)	—
Additional paid-in capital	68,316,673	68,225,828
Accumulated deficit	(66,632,869)	(61,456,536)
Total stockholders’ equity	1,951,729	7,187,217
Total liabilities and stockholders’ equity	$4,168,931	$8,008,591

CIPHERLOC CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Revenues	$11,733	$—	$30,483	$—
Cost of revenues	—	—	—	—
Gross profit	11,733	—	30,483	—

Operating expenses
General and administrative	1,976,044	505,807	3,280,824	1,038,781
Selling and marketing	331,359	434,800	587,403	648,775
Research and development	772,577	479,677	1,338,592	825,572
Total operating expenses	3,079,980	1,420,284	5,206,819	2,513,128
Operating loss	(3,068,247)	(1,420,284)	(5,176,336)	(2,513,128)

Other income (expense)

Interest income	—	2,431	—	3,328
Net loss	$(3,068,247)	$(1,417,853)	$(5,176,336)	$(2,509,800)

Net loss per common share – basic and diluted	$(0.08)	$(0.03)	$(0.13)	$(0.06)

Weighted average common shares outstanding – basic and diluted	40,784,299	40,786,279	40,788,427	40,774,152